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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                            CONTACT: Robert K. Chapman
July 14, 2006                                              United Bancorp, Inc.
                                                           734-214-3801

                              UNITED BANCORP, INC.


TECUMSEH, MI - United Bancorp, Inc. (UBMI.OB) reports a record second quarter in 2006 and record earnings for the first six months of 2006, as it continues to manage through a flat yield curve and the Federal Reserve Board's continued increase in short-term interest rates.

Net income for the second quarter of 2006 was $2,184,379, representing the Company's best second quarter ever, and 11.6% ahead of the second quarter of 2005. For the first half of 2006, earnings were a record $4,328,970, increasing 15.7% over the first half of 2005. The Company's strong performance during the first half of 2006 is primarily the result of continued loan growth of $44 million or 8.5% over June 30, 2005, and the resulting increase in net interest income, which was up 13.7% over the first half of 2005.

At its meeting of July 11, 2006, the board of directors of United Bancorp, Inc. declared a cash dividend of 37 cents per share payable July 31, 2006 to shareholders of record July 21, 2006. This represents the same per share amount paid earlier this year but represents a 5% increase as it is reflective of the new shares that resulted from the stock dividend paid on May 31, 2006.

Robert K. Chapman, Chief Executive Officer of the Company, commented that United Bancorp, Inc. is in the top quartile of public banks in Michigan, Indiana, Ohio and Illinois with total assets of $500 million to $1.5 billion, as measured by return on average assets, return on average equity, net interest margin, and five-year compounded average growth rate for net income.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. The subsidiary banks operate sixteen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active Trust & Investment group that serves the Company's market area.

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